QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction of Incorporation
Synplicity Deutschland GmbH	Germany
Synplicity Europe Ltd.	United Kingdom
Synplicity France SARL	France
Synplicity Israel Ltd.	Israel
Synplicity Japan KK	Japan
Synplicity Software India Pvt. Ltd	India
SYNP AB	Sweden
Synplicity Arastirma Gelistirme Limited Sirketi	Turkey
Synplicity International, Inc	USA
Synplicity Hardware Platforms Group AB	Sweden

QuickLinks

  Exhibit 21.1
SUBSIDIARIES